Exhibit 10.4

ELLIE MAE, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 30, 2002 (the “Effective Date”) by and between Ellie Mae, Inc. (the “Company”) and Sigmund Anderman (the “Executive”).

WHEREAS, the Company and the Executive entered into a letter agreement dated as of October     , 1997 (the “Original Employment Agreement”) which provides for the terms and conditions of the Executive’s employment with the Company;

WHEREAS, the Executive is currently employed by the Company as the Company’s Chief Executive Officer;

WHEREAS, pursuant to Section 12 of the Original Employment Agreement, the Original Employment Agreement may be amended in writing by the Company and the Executive; and

WHEREAS, the Company and the Executive wish to amend and restate the Original Employment Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, and other good and valuable consideration, the parties agree as follows:

1.        Duties and Scope of Employment.

  (a)      Positions and Duties. As of the Effective Date, the Executive will continue to serve as Chief Executive Officer of the Company. The Executive will render such business and professional services in the performance of his duties, consistent with the Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Board of Directors (the “Board”).

  (b)      Board Membership. The Executive will continue to serve as a member and Chairman of the Board.

  (c)      Obligations. The Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. While employed by the Company, the Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2.        At-Will Employment. The parties agree that the Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. The Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment or extension, by implication or otherwise, of his employment with the Company.

3.        Compensation.

  (a)      Base Salary. The Company will pay the Executive an annual salary of $250,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. The Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices. The Company and the executive acknowledge that the Executive’s current salary is $200,000 in accordance with the management salary reduction plan (the “Reduction Plan”) recently adopted by the Board at its meeting held on April 16, 2002. The Company and the Executive further acknowledge that the Executive’s current salary will be restored to the Base Salary upon the occurrence of the events set forth in the Reduction Plan.

  (b)      Bonus. The Executive will be eligible to participate in any bonus plans as may be adopted from time to time by the Board in its sole discretion, such as the year-end management bonus plan recently adopted by the Board at its meeting held on April 16, 2002.

  (c)      Stock Option. In addition to the stock option to purchase 200,000 shares of the Company’s Common Stock granted to the Executive in December 2000 (the “Original Option”), at the same Board meeting at which this Agreement is approved by the Board, the Executive will be granted a stock option, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”), an “incentive stock option” (as defined in Section 422 of the Code), to purchase 250,000 shares of the Company’s Common Stock at an exercise price of $1.25 per share (the “Subsequent Option” and, together with the Original Option, the “Options”). Subject to the accelerated vesting provisions set forth in this Agreement, the Subsequent Option will vest as to 1/48th of the shares subject to the Subsequent Option monthly, so that the Subsequent Option will be fully vested and exercisable four years from the date of grant, subject to the Executive’s continued service to the Company on the relevant vesting dates. The Subsequent Option will be subject to the terms, definitions and provisions of the Company’s Stock Option Plan (the “Option Plan”) and the stock option agreement by and between the Executive and the Company (the “Option Agreement”), both of which documents are incorporated in this Agreement by reference.

4.        Employee Benefits. The Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.        Life Insurance. The Company currently maintains, on behalf of the Executive, a supplemental term life insurance policy in the amount of $1,000,000 with annual premiums in the amount of $3,390. The Company will continue to provide such benefit while the Executive is employed by the Company. The Company will also provide the Executive with (i) cash payments equal to the annual premiums of any life insurance policies maintained by the Company for the benefit of the Executive and his beneficiaries and dependents and (ii) an additional cash payment sufficient to pay any taxes ensuing from the payments made by the Company to the Executive pursuant to this sentence.

6.        Expenses. The Company will reimburse the Executive for reasonable travel, entertainment or other expenses incurred by the Executive in the furtherance of or in connection with the performance of the Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.        Severance.

  (a)      Involuntary or Constructive Termination. If the Executive’s employment with the Company is terminated involuntarily by the Company other than for “Cause” (as defined below) or by the Executive pursuant to a Constructive Termination, and the Executive signs and does not revoke a release of claims agreement substantially in the form attached to this Agreement as Exhibit A upon termination of his employment with the Company, then, subject to Section 11, the Executive will be entitled to (i) receive a severance payment equal to two times his Base Salary (as then in effect) and (ii) continued payment by the Company of the group health continuation coverage premiums for the Executive and the Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) as in effect through the lesser of (x) 24 months from the effective date of such termination, (y) the date upon which the Executive and the Executive’s eligible dependents become covered under similar plans, or (z) the date the Executive no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); provided, however, that the Executive will be solely responsible for electing such coverage within the required time periods. Notwithstanding the foregoing, in the event the Executive’s employment with the Company is terminated as a result of a Change of Control (as defined below), the severance payments provided for in subsection (i) above will not exceed one percent (1%) of the aggregate consideration payable to the holders of the Company’s Preferred Stock upon a liquidation of the Company as set forth in Article III.2 of the Company’s Articles of Incorporation, as amended. The Company shall pay the severance payment provided for above to the Executive in cash and as follows: one half not later than 30 calendar days following the effective date of the Executive’s termination and one half not later than 12 months following the effective date of the Executive’s termination.

  (b)      Voluntary Termination; Termination for Cause. If the Executive’s employment with the Company terminates voluntarily by the Executive or due to death or disability or for Cause (as defined below) by the Company, then (i) all vesting of the Options will terminate immediately, (ii) all payments of compensation by the Company to the Executive hereunder will terminate immediately (except as to amounts already earned) and (iii) the Executive will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.

8.        Change of Control Benefits. In the event of a Change of Control (as defined below), 100% of the shares subject to the Original Option will vest and become exercisable. In the event the Executive’s employment with the Company terminates as a result of a Constructive Termination (as defined below) at any time within 12 months after a Change of Control (as defined below), 100% of the shares subject to the Subsequent Option will vest and become exercisable. Thereafter, the Options will continue to be subject to the terms, definitions and provisions of the Option Plan and Option Agreement.

9.        Definitions.

  (a)      Cause. For purposes of this Agreement, “Cause” means (i) an act of dishonesty made by the Executive in connection with the Executive’s responsibilities as an employee, (ii) the Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) the Executive’s gross misconduct or (iv) the Executive’s continued substantial violations of his employment duties after the Executive has received a written demand for performance from the Board which specifically sets forth the factual basis for the Company’s belief that the Executive has not substantially performed his duties.

  (b)      Change of Control. For purposes of this Agreement, “Change of Control” of the Company means:

    (i)      any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 1 3d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

    (ii)      a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

    (iii)      the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the shareholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company; or

    (iv)      the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

  (c)      Constructive Termination. For the purposes of this Agreement, “Constructive Termination” means without the Executive’s express written consent (i) a material reduction by the Company in the Base Salary of the Executive as in effect immediately prior to such reduction; (ii) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is significantly reduced; (iii) the relocation of the Executive to a facility or a location more than 50 miles from the Executive’s then present working location; (iv) any purported involuntary termination of the Executive by the Company which is not effected for Cause; or (v) a material reduction of the Executive’s duties, position or responsibilities with respect to the business of the

Company as it existed prior to the Change of Control; provided, however, that the appointment of a new Chief Executive Officer to replace the Executive with the Executive’s consent will not constitute a Constructive Termination so long as the Executive remains Chairman of the Board and an officer of the Company. The parties acknowledge that either a change in the Executive’s title without a corresponding change in the Executive’s duties, position or responsibilities or a change in the person or entities to whom the Executive reports are typical changes following a Change of Control and do not alone constitute a Constructive Termination.

10.        Confidential Information. The Executive has entered into the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”).

11.        Conditional Nature of Severance Payments.

    (a)      Non-Compete. The Executive acknowledges that the nature of the Company’s business is such that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the 12 months following the termination of the Executive’s employment with the Company, it would be very difficult for the Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, the Executive agrees not to directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, shareholder, corporate officer, director or otherwise), nor have any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business that competes with the Company or is a customer of the Company.

    (b)      Non-Solicitation. Until the date one year after the termination of the Executive’s employment with the Company for any reason, the Executive agrees not, either directly or indirectly, to solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company or cause an employee to leave his or her employment either for the Executive or for any other entity or person.

    (c)      Understanding of Covenants. The Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations under this Agreement, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

    (d)      Conditional Nature of Severance Payments. The Executive agrees and acknowledges that the Executive’s right to receive the severance payments set forth in Section 4 (to the extent the Executive is otherwise entitled to such payments) shall be conditioned upon compliance with the restriction in this Section 11. In the event of any breach of this Section 11, the Company shall be entitled to recover from the Executive, and the Executive shall pay to the Company, the amount equal to the amount paid to the Executive pursuant to Section 7.

12.        Limitation on Payments. In the event that the benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 12, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s benefits under this Agreement will be either delivered

    (a)      in full, or

    (b)      as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 12 will be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 12, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. The Company and the Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 12.

13.        Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of the Executive upon the Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of the Executive’s right to compensation or other benefits will be null and void.

14.        Notices. All notices, requests, demands and other communications called for under this Agreement will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one day after being sent by a well established commercial overnight service, or (iii) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Ellie Mae, Inc.

4457 Willow Road, Suite 200

Pleasanton, California 94588

If to the Executive:

Sigmund Anderman

at the last residential address known by the Company.

15.        Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16.        Arbitration.

    (a)      General. In consideration of the Executive’s service to the Company, its promise to arbitrate all employment related disputes and the Executive’s receipt of the compensation, pay raises and other benefits paid to the Executive by the Company, at present and in the future, the Executive agrees that any and all controversies, claims or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from the Executive’s service to the Company under this Agreement or otherwise or the termination of the Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which the Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. The Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with the Executive.

    (b)      Procedure. The Executive agrees that any arbitration will be administered by the American Arbitration Association (the “AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. The Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The Executive agrees that the arbitrator will issue a written decision on the merits. The Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. The Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or the AAA except that the Executive will pay the first $200.00 of any filing fees associated with any arbitration the Executive initiates. The Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

    (c)      Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between the Executive and the Company. Accordingly, except as provided for by the Rules, neither the Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

    (d)      Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, the Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidential Information Agreement or any other agreement regarding trade secrets, confidential information, non-solicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

    (e)      Administrative Relief. The Executive understands that this Agreement does not prohibit the Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude the Executive from pursuing court action regarding any such claim.

    (f)      Voluntary Nature of Agreement. The Executive acknowledges and agrees that the Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. The Executive further acknowledges and agrees that the Executive has carefully read this Agreement and that the Executive has asked any questions needed for the Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that the Executive is waiving the Executive’s right to a jury trial. Finally, the Executive agrees that the Executive has been provided an opportunity to seek the advice of an attorney of the Executive’s choice before signing this Agreement.

17.        Integration. This Agreement, together with the Option Plan, the Option Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter in this Agreement and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties to this Agreement.

18.        Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19.        Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

20.        Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21.        Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

22.        Acknowledgment. The Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23.        Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ELLIE MAE, INC.

By:	/s/ Ravi Chiruvolu
Title:	General Partner, Chairman Comp Committee
Date:	4/30/02

EXECUTIVE

/s/ Sigmund Anderman
Sigmund Anderman
Date: 4/30/02